UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2008

EMC INSURANCE GROUP INC.
(Exact name of registrant as specified in its charter)

Iowa	0-10956	42-6234555
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Mulberry Street, Des Moines, Iowa	50309
(Address of principal executive offices)	(Zip Code)

(515) 345-2902
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On September 25, 2008, EMC Insurance Group Inc. issued the following press release:

EMC INSURANCE GROUP INC. ANNOUNCES

LOSS ESTIMATES FROM

HURRICANES GUSTAV AND IKE AND

REVISES ANNUAL GUIDANCE

DES MOINES, Iowa (September 25, 2008) – EMC Insurance Group Inc. (Nasdaq/NGS:EMCI) today announced that losses associated with Hurricanes Gustav and Ike are expected to range from approximately $8.2 million to $9.0 million, or $0.39 to $.43 per share after tax.

On September 1, 2008, Hurricane Gustav made landfall along the Louisiana coast as a Category 2 hurricane. Losses associated with Hurricane Gustav are expected to range from approximately $2.8 million to $3.2 million, or $0.13 to $0.15 per share after tax. These losses are primarily attributed to the property and casualty insurance segment. Management has not identified any significant exposures to the reinsurance segment from this event.

On September 13, 2008, Hurricane Ike made landfall at Galveston, Texas as a Category 2 hurricane. After landfall, the hurricane merged with a cold front traveling across the Midwest and generated a significant amount of wind damage in Ohio and Kentucky. Losses associated with Hurricane Ike are expected to range from approximately $5.4 million to $5.8 million, or $0.26 to $0.28 per share after tax. Unlike Hurricane Gustav, Hurricane Ike generated significant losses in both the property and casualty insurance segment and the reinsurance segment; however, losses in the reinsurance segment will be capped at the $2.0 million occurrence limit.

“Our underwriting territory has experienced many storms in 2008,” stated Bruce G. Kelley, President and CEO. “These storms have been frequent, wide-spread and costly.”

As a result of the estimated losses generated by Hurricanes Gustav and Ike, as well as a reduction in projected investment income, management is lowering its annual earnings guidance for calendar year 2008. Operating income for calendar year 2008 is now estimated to be in the range of $0.65 per share to $0.95 per share and is based on a projected GAAP combined ratio of 109.1 percent. Previous guidance for 2008 operating income was $1.20 per share to $1.45 per share, and was based on a GAAP combined ratio of 106.8 percent. The revised guidance reflects an approximate $2.3 million reduction ($0.11 per share after tax) in projected investment income for 2008 due to the Federal government’s elimination of the dividend on the Company’s investment in Fannie Mae and Freddie Mac preferred stock, a decline in the Company’s average invested asset balances due to the high level of storm loss payments made during the year, and a decline in cash yield rates.

EMC Insurance Group Inc., the publicly-held insurance holding company of EMC Insurance Companies, owns subsidiaries with operations in property and casualty insurance and reinsurance. EMC Insurance Companies is one of the largest property and casualty entities in Iowa and among the top 60 insurance entities nationwide based on premium volume. EMC Insurance Companies has been included on the 2008 Ward’s 50 list and has become a member of the Independent Insurance Agents & Brokers of America (the Big “I”) Trusted Choice. For more information, visit our website www.emcinsurance.com.

The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements. Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements. The risks and uncertainties that may affect the actual results of the Company include, but are not limited to the following: catastrophic events and the occurrence of significant severe weather conditions; the adequacy of loss and settlement expense reserves; state and federal legislation and regulations; changes in our industry, interest rates or the performance of financial markets and the general economy; rating agency actions and other risks and uncertainties inherent to the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K. Management intends to identify forward-looking statements when using the words “believe”, “expect”, “anticipate”, “estimate”, “project” or similar expressions. Undue reliance should not be placed on these forward-looking statements.

          The information contained in this Current Report shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized, on September 25, 2008.

EMC INSURANCE GROUP INC.
Registrant

/s/ Bruce G. Kelley
Bruce G. Kelley
President & Chief Executive Officer

/s/ Mark E. Reese
Mark E. Reese
Senior Vice President and
Chief Financial Officer